Exhibit 99.1

Friday, January 24, 2020

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. INCREASES DIVIDEND AND REPORTS RECORD FULL YEAR 2019 RESULTS

•	Fourth Quarter and Record Full Year 2019 Net Income of $1.06 and $3.95 per Basic Common Share, Respectively
•	Quarterly Cash Dividend Increased 3.6% to $0.29 Per Common Share
•	Book Value and Tangible Book Value Per Common Share Increased 9% and 11%, Respectively in 2019
•	Wealth Assets Under Administration Increased 20% in 2019 to $778 Million
•	Non-performing Assets were 0.35% of Total Assets Compared with 0.74% at December 31, 2018

Lakeville, Connecticut, January 24, 2020 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and full year ended December 31, 2019.

Net income available to common shareholders was $3.0 million, or $1.06 per common share (basic), for Salisbury’s fourth quarter ended December 31, 2019 (fourth quarter 2019), compared with $2.9 million, or $1.06 per common share (basic), for the third quarter ended September 30, 2019 (third quarter 2019), and $2.5 million, or $0.91 per common share (basic), for the fourth quarter ended December 31, 2018 (fourth quarter 2018).

Results for the fourth quarter 2019 included a non-recurring non-taxable reduction in compensation expense of $328 thousand or $0.12 per common share (basic) related to a change in terms of agreements related to bank-owned life insurance policies (“BOLI”). The fourth quarter and full year 2019 also included FDIC assessment credits of $120 thousand and $240 thousand, respectively. Results for the fourth quarter 2018 included a non-recurring non-taxable gain of $341 thousand or $0.12 per common share (basic) related to proceeds received from a BOLI policy due to the death of a covered former employee.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “Despite challenging market conditions and a very competitive environment in 2019, we achieved strong financial results as evidenced by record earnings, an improved ROAA and a lower efficiency ratio. We prudently grew the Bank while also improving overall credit quality. We enter 2020 from a position of financial strength and are pleased to provide our shareholders with an increase in their dividend. We remain focused on maintaining credit quality and enhancing profitability, while continuing to provide outstanding customer service.”

Net Interest and Dividend Income

Tax equivalent net interest and dividend income for the fourth quarter 2019 was essentially unchanged versus third quarter 2019, and increased $103 thousand, or 1.2%, versus fourth quarter 2018. Fourth quarter 2019 average earning assets of $1.1 billion decreased $16.8 million versus third quarter 2019, and increased $5.0 million versus fourth quarter 2018. Average total interest bearing deposits of $704.7 million decreased $12.2 million versus third quarter 2019 and increased $22.3 million versus fourth quarter 2018. The tax equivalent net interest margin for fourth quarter 2019 was 3.34% compared with 3.29% for third quarter 2019 and 3.34% for fourth quarter 2018. Net interest and dividend income for fourth quarter 2019 included a charge of $90 thousand for the write-off of an unamortized premium on a purchased loan, which paid off during the quarter. This write-off reduced the fourth quarter tax equivalent net interest margin by approximately 0.04%.

Non-Interest Income

Non-interest income of $2.4 million for fourth quarter 2019 increased $163 thousand versus third quarter 2019 and decreased $405 thousand versus fourth quarter 2018. Third quarter 2019 and fourth quarter 2018 included realized losses of $9 thousand and realized gains of $302 thousand, respectively on the sale of available-for-sale securities. There were no realized gains or losses on the sale of available-for-sale securities in fourth quarter 2019.

Trust and Wealth Advisory fees of $1.0 million for fourth quarter 2019 were essentially unchanged from third quarter 2019 and increased $101 thousand versus fourth quarter 2018. The increase from fourth quarter 2018 primarily reflected higher asset-based fees. Assets under administration were $777.5 million as of December 31, 2019 compared with $752.5 million at September 30, 2019 and $648.0 million as of December 31, 2018. The increase from third quarter 2019 reflected growth in discretionary and non-discretionary assets of $23.3 million and $1.7 million, respectively. The increase from fourth quarter 2018 reflected growth in discretionary and non-discretionary assets of $100.5 million and $29.0 million, respectively.

Service charges and fees of $1.1 million for fourth quarter 2019 increased $89 thousand versus third quarter 2019 and increased $67 thousand versus fourth quarter 2018. The increase from third quarter 2019 and fourth quarter 2018 primarily reflected loan prepayment penalties. Income from mortgage sales and servicing increased $24 thousand versus third quarter 2019 and increased $34 thousand versus fourth quarter 2018. The increase from prior quarters reflected higher gains on mortgage sales, due to an increase in volume and higher servicing income.

Non-interest income for the fourth quarter 2019 included BOLI income of $139 thousand compared to $86 thousand in third quarter 2019 and $432 thousand in fourth quarter 2018. BOLI income for fourth quarter 2018 included the death benefit proceeds received as noted above.

Non-Interest Expense

Non-interest expense of $7.1 million for fourth quarter 2019 decreased $104 thousand versus third quarter 2019 and decreased $829 thousand versus fourth quarter 2018. Non-interest expense for both the third and fourth quarter 2019 included FDIC assessment credits of $120 thousand. Compensation expense of $4.0 million for fourth quarter 2019 decreased $191 thousand from third quarter 2019 and decreased $196 thousand versus fourth quarter 2018. Compensation expense for fourth quarter 2019 included a one-time reduction of $328 thousand due to the substantive modification of key terms of agreements related to BOLI policies.

Premises and equipment costs of $1.1 million increased $92 thousand from third quarter 2019 and decreased $308 thousand versus fourth quarter 2018. The fourth quarter 2018 included a charge of $171 thousand to write-off the remainder of the lease and the fixed assets related to the Bank’s previously occupied Fishkill, New York branch location and a charge of $95 thousand to write-off the remaining term of a third party software contract. Non-interest expense for fourth quarter 2019 included negligible charges on OREO (other real estate owned) property compared with losses of $84 thousand and $184 thousand in third quarter 2019 and fourth quarter 2018, respectively.

The effective income tax rates for fourth quarter 2019, third quarter 2019 and fourth quarter 2018 were 16.1%, 18.0% and 13.7%, respectively. The tax rate for the fourth quarter 2019 and 2018 reflected the non-taxable compensation credit related to BOLI and BOLI proceeds received and recorded in those respective periods.

Full Year Results

Full year 2019 net income available to common shareholders was $11.0 million, or $3.95 per common share (basic), compared with $8.7 million, or $3.15 per common share (basic) for full year 2018.

Tax equivalent net interest income of $34.7 million for 2019 increased $1.1 million from 2018. Average earning assets of $1.1 billion increased $53.0 million from 2018 and average total interest bearing deposits of $712.4 million increased from $649.2 million in 2018. The tax equivalent net interest margin for 2019 was 3.27% compared with 3.35% for 2018. The provision for loan loss expense was $1.0 million in 2019 compared with $1.7 million in 2018.

Non-interest income for 2019 was $9.3 million versus $8.9 million in 2018. Non-interest expense of $28.9 million for 2019 declined $0.9 million from 2018. The effective tax rate for 2019 was 17.5% compared with 16.2% for 2018. The tax rate for 2019 and 2018 reflected the non-taxable compensation credit related to BOLI and BOLI proceeds received and recorded in those respective periods.

Loans

Gross loans receivable increased $12.4 million during fourth quarter 2019 to $936.3 million at December 31, 2019, compared with $923.9 million at September 30, 2019, and increased $19.2 million from $917.1 million at December 31, 2018. Balances by loan type for the comparative periods were as follows:

Loan Type	Q4 2019	Q3 2019	Q4 2018
Residential Real Estate	$427,441	$421,843	$428,846
Commercial Real Estate	298,261	296,302	292,575
Commercial & Industrial	169,411	164,078	162,905
Farm Land	3,641	3,686	4,185
Vacant Land	7,893	8,111	8,322
Municipal	21,914	22,260	14,344
Consumer	6,385	6,290	4,512
Deferred Fees	1,362	1,359	1,421
Gross Loans Receivable	$936,308	$923,929	$917,110

The ratio of gross loans to deposits for fourth quarter 2019 was 101.8% compared with 95.6% for third quarter 2019 and 99.0% for fourth quarter 2018.

Asset Quality

Non-performing assets decreased $1.8 million during the fourth quarter to $3.9 million, or 0.35% of total assets at December 31, 2019, from $5.7 million, or 0.50% of total assets at September 30, 2019, and decreased $4.4 million from $8.3 million, or 0.74% of total assets, at December 31, 2018.

The amount of total impaired and potential problem loans was $21.3 million or 2.27% of gross loans receivable at December 31, 2019 compared to $22.6 million, or 2.44% of gross loans receivable at September 30, 2019 and $20.2 million, or 2.20% of gross loans receivable at December 31, 2018.

Accruing loans receivable 30-to-89 days past due increased $0.3 million during fourth quarter 2019 to $2.1 million, or 0.22% of gross loans receivable, from $1.8 million, or 0.19% of gross loans receivable at September 30, 2019, and decreased $0.1 million from $2.2 million, or 0.24% of gross loans receivable at December 31, 2018.

The allowance for loan losses for fourth quarter 2019 was $8.9 million compared with $8.8 million for third quarter 2019 and $7.8 million for fourth quarter 2018.

The provision for loan loss expense was $417 thousand for fourth quarter 2019 versus $94 thousand for third quarter 2019, and $558 thousand for the fourth quarter 2018. The increase in the provision from third quarter 2019 was primarily attributable to loan growth and higher charge-offs in the fourth quarter 2019. Net loan charge-offs were $368 thousand for the fourth quarter 2019, $135 thousand for third quarter 2019 and $471 thousand for the fourth quarter 2018. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.95% for the fourth quarter 2019, versus 0.96% for the third quarter 2019 and 0.85% for the fourth quarter 2018. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 246% for the fourth quarter of 2019, versus 165% for the third quarter of 2019 and 120% for the fourth quarter of 2018.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits were $919.5 million at December 31, 2019 compared with $966.2 million at September 30, 2019 and $926.7 million at December 31, 2018. The decline in deposits from third quarter 2019 of $46.7 million reflected the maturity of $30.0 million of brokered deposits as well as normal seasonal customer activity. Deposits at December 31, 2019 reflected brokered deposits, including CDARS one-way buys, of $2.9 million compared with $32.9 million at September 30, 2019 and $39.4 million at December 31, 2018. Average total deposits for the fourth quarter 2019 were $932.4 million compared with $938.5 million for the third quarter 2019 and $905.7 million for the fourth quarter 2018. Average total deposits for the fourth quarter 2019 included average brokered deposits of $22.1 million compared with $31.6 million for third quarter 2019.

Federal Home Loan Bank of Boston (FHLBB) advances increased $13.1 million during the quarter to $50.9 million at December 31, 2019 and decreased $16.3 million from December 31, 2018.

Capital

Book value per common share increased $0.70 during the fourth quarter 2019 to $40.22 per share and increased $3.36 from the fourth quarter 2018. Tangible book value per common share increased $0.74 during fourth quarter 2019 to $34.98 and increased $3.53 as compared to the fourth quarter 2018.

Shareholders’ equity increased $2.1 million in fourth quarter to $113.7 million at December 31, 2019 as net income of $3.0 million and restricted stock activity of $0.2 million were partly offset by unrealized losses in the available-for-sale securities portfolio of $0.4 million and common stock dividends paid of $0.8 million.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At December 31, 2019, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.60%, 12.84%, and 11.83%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Dividend on Common Shares

The Board of Directors of Salisbury approved a $0.01 increase in the quarterly dividend at its January 24, 2020 meeting. The quarterly cash dividend of $0.29 per common share will be paid on February 28, 2020 to shareholders of record as of February 14, 2020.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended December 31, 2019, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under Shareholder Relations/News & Market Information/Presentations simultaneously with this Release.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	December 31, 2019	December 31, 2018
ASSETS
Cash and due from banks	$7,406	$7,238
Interest bearing demand deposits with other banks	19,479	51,207
Total cash and cash equivalents	26,885	58,445
Interest bearing Time Deposits with Financial Institutions	750	—
Securities
Available-for-sale at fair value	91,801	91,818
CRA mutual fund at fair value	882	836
Federal Home Loan Bank of Boston stock at cost	3,242	4,496
Loans held-for-sale	332	—
Loans receivable, net (allowance for loan losses: $8,895 and $7,831)	927,413	909,279
Other real estate owned	314	1,810
Bank premises and equipment, net	17,385	18,175
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $4,884 and $4,498)	995	1,383
Accrued interest receivable	3,415	3,148
Cash surrender value of life insurance policies	20,580	14,438
Deferred taxes	1,249	1,276
Other assets	3,390	2,635
Total Assets	$1,112,448	$1,121,554
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$237,852	$228,448
Demand (interest bearing)	153,314	153,586
Money market	239,504	204,219
Savings and other	161,112	178,807
Certificates of deposit	127,724	161,679
Total deposits	919,506	926,739
Repurchase agreements	8,530	4,104
Federal Home Loan Bank of Boston advances	50,887	67,154
Subordinated debt	9,859	9,835
Note payable	246	280
Finance lease obligations	1,718	3,081
Accrued interest and other liabilities	8,047	6,902
Total Liabilities	998,793	1,018,095
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000;
Issued: 2,825,912 and 2,806,781
Outstanding: 2,825,912 and 2,806,781	283	281
Unearned compensation – restricted stock awards	(725)	(711)
Paid-in capital	44,420	43,770
Retained earnings	68,320	60,339
Accumulated other comprehensive income (loss), net	1,357	(220)
Total Shareholders' Equity	113,655	103,459
Total Liabilities and Shareholders' Equity	$1,112,448	$1,121,554

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended December 31,	Three months ended		Twelve months ended
(in thousands, except per share amounts)	2019	2018	2019	2018
Interest and dividend income
Interest and fees on loans	$9,883	$9,846	$39,742	$37,072
Interest on debt securities
Taxable	490	643	2,223	2,231
Tax exempt	190	47	545	136
Other interest and dividends	142	271	903	933
Total interest and dividend income	10,705	10,807	43,413	40,372
Interest expense
Deposits	1,650	1,559	7,324	4,656
Repurchase agreements	8	5	24	12
Finance lease	36	47	170	178
Note payable	4	4	16	18
Subordinated Debt	156	156	624	624
Federal Home Loan Bank of Boston advances	186	421	1,143	1,733
Total interest expense	2,040	2,192	9,301	7,221
Net interest and dividend income	8,665	8,615	34,112	33,151
Provision for loan losses	417	558	955	1,728
Net interest and dividend income after provision for loan losses	8,248	8,057	33,157	31,423
Non-interest income
Trust and wealth advisory	1,022	921	3,995	3,700
Service charges and fees	1,092	1,025	4,028	3,718
Gains on sales of mortgage loans, net	67	51	116	89
Mortgage servicing, net	75	57	307	308
(Losses) Gains on CRA mutual fund	(4)	8	25	(18)
Gains on sales of available -for-sale- securities, net	—	302	263	318
BOLI income and gains	139	432	392	678
Other	28	28	124	152
Total non-interest income	2,419	2,824	9,250	8,945
Non-interest expense
Salaries	3,055	3,140	12,048	12,003
Employee benefits	976	1,087	4,384	4,280
Premises and equipment	1,066	1,374	4,016	4,535
Data processing	581	558	2,201	2,119
Professional fees	523	510	2,213	2,236
OREO gains, losses and write-downs, net	3	184	408	275
Collections, OREO, and loan related	108	145	436	578
FDIC insurance	(33)	186	261	579
Marketing and community support	171	185	619	815
Amortization of intangibles	91	107	388	454
Other	539	433	1,938	1,961
Total non-interest expense	7,080	7,909	28,912	29,835
Income before income taxes	3,587	2,972	13,495	10,533
Income tax provision	578	408	2,359	1,709
Net income	$3,009	$2,564	$11,136	$8,824
Net income available to common shareholders	$2,960	$2,528	$10,976	$8,713

Basic earnings per common share	$1.06	$0.91	$3.95	$3.15
Diluted earnings per common share	1.06	0.91	3.93	3.13
Common dividends per share	0.28	0.28	1.12	1.12

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
Total assets	$1,112,448	$1,144,240	$1,119,212	$1,118,925	$1,121,554
Loans receivable, net	927,413	915,083	910,573	911,188	909,279
Total securities	95,925	98,270	103,857	102,479	97,150
Deposits	919,506	966,178	950,723	941,969	926,739
FHLBB advances	50,887	37,828	32,769	47,712	67,154
Shareholders’ equity	113,655	111,580	108,948	106,109	103,459
Wealth assets under administration	777,503	752,467	713,319	691,731	648,027
Discretionary wealth assets under administration	498,737	475,482	464,537	444,110	398,287
Non-discretionary wealth assets under administration	278,766	276,985	248,782	247,621	249,740
Non-performing loans	3,621	5,370	5,062	6,389	6,514
Non-performing assets	3,935	5,687	5,463	7,130	8,324
Accruing loans past due 30-89 days	2,077	1,784	2,473	2,228	2,165
Net interest and dividend income	8,665	8,667	8,344	8,437	8,615
Net interest and dividend income, tax equivalent(1)	8,839	8,831	8,486	8,562	8,736
Provision for loan losses	417	94	151	294	558
Non-interest income	2,419	2,256	2,548	2,027	2,824
Non-interest expense	7,080	7,184	7,439	7,211	7,909
Income before income taxes	3,587	3,645	3,302	2,959	2,972
Income tax provision	578	657	599	525	408
Net income	3,009	2,988	2,703	2,434	2,564
Net income allocated to common shareholders	2,960	2,940	2,671	2,408	2,528

Per share data
Basic earnings per common share	$1.06	$1.06	$0.96	$0.87	$0.91
Diluted earnings per common share	1.06	1.05	0.95	0.86	0.91
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	40.22	39.52	38.59	37.81	36.86
Tangible book value per common share - Non-GAAP ⁽[2]⁾	34.98	34.24	33.28	32.43	31.45
Common shares outstanding at end of period (in thousands)	2,826	2,823	2,823	2,807	2,807
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,781	2,783	2,780	2,777	2,766
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,794	2,795	2,793	2,789	2,779

Profitability ratios
Net interest margin (tax equivalent) (1)	3.34%	3.29%	3.19%	3.28%	3.34%
Efficiency ratio (3)	61.81	62.90	65.81	66.15	69.13
Effective income tax rate	16.11	18.02	18.14	17.75	13.74
Return on average assets	1.07	1.05	0.97	0.89	0.92
Return on average common shareholders’ equity	10.56	10.73	10.07	9.45	9.99

Credit quality ratios
Non-performing loans to loans receivable, gross	0.39	0.58	0.55	0.69	0.71
Accruing loans past due 30-89 days to loans receivable, gross	0.22	0.19	0.27	0.24	0.24
Allowance for loan losses to loans receivable, gross	0.95	0.96	0.97	0.95	0.85
Allowance for loan losses to non-performing loans	245.64	164.73	175.56	136.96	120.21
Non-performing assets to total assets	0.35	0.50	0.49	0.64	0.74

Capital ratios
Common shareholders' equity to assets	10.22%	9.75%	9.73%	9.48%	9.22%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	9.01	8.56	8.51	8.25	7.98
Tier 1 leverage capital (4)	9.60	9.27	9.10	8.98	8.83
Total risk-based capital (4)	12.84	12.58	12.57	12.38	12.09
Common equity tier 1 capital (4)	11.83	11.57	11.54	11.35	11.17

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(4) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
Common Shareholders' Equity	$113,655	$111,580	$108,948	$106,108	$103,459
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(995)	(1,086)	(1,180)	(1,279)	(1,383)
Tangible Common Shareholders' Equity	$98,845	$96,679	$93,953	$91,014	$88,261
Total Assets	$1,112,448	$1,144,240	$1,119,212	$1,118,925	$1,121,554
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(995)	(1,086)	(1,180)	(1,279)	(1,383)
Tangible Total Assets	$1,097,638	$1,129,339	$1,104,217	$1,103,831	$1,106,356
Common Shares outstanding	2,826	2,823	2,823	2,807	2,807

Book value per Common Share – GAAP	$40.22	$39.52	$38.59	$37.81	$36.86
Tangible book value per Common Share - Non-GAAP	34.98	34.24	33.28	32.43	31.45
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	9.01%	8.56%	8.51%	8.25%	7.98%

Consolidated:
Non-interest expense	$7,080	$7,184	$7,438	$7,211	$7,909
Less: Amortization of core deposit intangibles	(91)	(93)	(99)	(104)	(107)
Less: Foreclosed property expense including OREO gains, losses and Write downs	(27)	(115)	(271)	(103)	(260)
Adjusted non-interest expense	$6,961	$6,976	$7,068	$7,004	$7,542
Net interest and dividend income, tax equivalent	$8,839	$8,831	$8,486	$8,562	$8,736
Non-interest income	2,419	2,256	2,548	2,027	2,824
(Gains) losses on securities	4	3	(294)	(2)	(310)
BOLI proceeds receivable	—	—	—	—	(341)
Adjusted revenue	$11,262	$11,090	$10,740	$10,588	$10,909
Efficiency Ratio – Non-GAAP [1]	61.81%	62.90%	65.81%	66.15%	69.13%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q4 2019: 60.19%; Q3 2019: 61.13%; Q2 2019: 64.09%; Q1 2019: 64.51%; Q4 2018: 67.17%.